Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and

First Nine-Months 2010 Results

Rolling Meadows, Ill., November 8, 2010 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its third-quarter and first nine-months 2010 financial results.

Highlights

•                  Q3 2010 revenues of $152.8 million compared to Q3 2009 revenues of $162.0 million.

•                  Q3 2010 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, of $10.2 million compared to $11.5 million in Q3 2009.

•                  Q3 2010 diluted earnings per share (EPS) of $0.19 compared to $0.28 for Q3 2009.

•                  First nine-months 2010 EBITDA of $28.6 million compared to EBITDA of $30.4 million for the same period of 2009.

•                  First nine-months 2010 diluted EPS of $0.48 compared to $0.63 for the same period of 2009.

•                  Q3 2010 backlog of $195.1 million versus Q2 2010 backlog of $199.6 million.

Management Comments

Bill Koertner, MYR Group’s President and CEO, said, “Although we experienced a decrease in revenues and gross margins in the third quarter of 2010 compared to the third quarter of 2009, we are pleased with our overall results given the market conditions. With large project delays from earlier this year, and the deferred operations and maintenance spending by many customers, we have seen increased competition in bidding projects in both our T&D and C&I segments, which continues to pressure margins. This has been a challenging year so far as the economy has been slow to improve from the recession. Going forward, we are encouraged by a significant increase in bidding activity for large T&D projects over the last several months, however, we have seen a slow down in our C&I bidding activity. We expect a number of large T&D contract awards late this year and early next year and are hopeful of winning our share of those awards. The construction of these major projects will be spread over several years in most cases. MYR Group is well positioned to benefit from what we believe is just the beginning of a long-anticipated transmission build out. We are committed to investing in quality people and the equipment needed to win and execute both large-scale and other smaller projects that will be necessary to integrate renewable generation and maintain the reliability of our nation’s electric power grid.”

Third-Quarter Results

MYR reported third-quarter 2010 revenues of $152.8 million, a decrease of $9.3 million, or 5.7 percent, compared to the third quarter of 2009. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $118.2 million, a decrease of 0.7 percent over the third quarter of 2009. The Commercial and Industrial (C&I) segment reported revenues of $34.6 million, a decrease of 19.7 percent over the third quarter of 2009. The majority of the decrease in revenues was the result of a decrease in revenues from a few large T&D projects (greater than $10.0 million in contract value) coupled with an overall decrease in revenues from the C&I

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segment. This decrease in revenues was partially offset by an increase in T&D projects that were less than $10.0 million in contract value.

Consolidated gross profit decreased to $17.0 million, or 11.2 percent of revenues, in the third quarter of 2010, compared to $20.7 million, or 12.8 percent of revenues, for the third quarter of 2009. As a percentage of revenues, the gross profit margin decreased period over period mostly as a result of margin decreases on a few large transmission and C&I projects of approximately $1.2 million. The company also experienced a decrease in margins on smaller T&D projects (less than $3.0 million in contract value) of approximately $1.1 million.  These margin decreases were due to a combination of pricing pressures from increased competition and some lower productivity levels compared to prior estimates on certain contracts.

Selling, general and administrative expenses (SG&A) decreased approximately $1.6 million, or 12.4 percent, to $11.0 million in the third quarter of 2010 compared to $12.6 million in the third quarter of 2009. The decrease was primarily due to a net decrease in profit sharing and other employee-related compensation and benefit costs, partially offset by a $0.6 million increase in expenses related to an unfavorable outcome in a lawsuit against one of our subsidiaries.

For the third quarter of 2010, net income was $3.9 million, or $0.19 per diluted share, compared to net income of $5.8 million, or $0.28 per diluted share, for the same period of 2009. Third-quarter 2010 EBITDA was $10.2 million, or 6.7 percent of revenues, compared to $11.5 million, or 7.1 percent of revenues, in the third quarter of 2009. The decrease in EBITDA as a percentage of revenues was mainly due to a decrease in gross profit margin as discussed above, which was partially offset by an increase in depreciation cost.

First Nine-Months Results

MYR reported revenues of $441.9 million for the first nine months of 2010, a decrease of $16.0 million, or 3.5 percent, compared with the first nine months of 2009. The majority of the decrease in revenues was the result of a decrease in revenues from smaller projects in both reporting segments and a decrease in revenues from a few large transmission projects, which was mostly offset by an increase in revenues from a few large projects in the C&I segment. The T&D segment reported revenues of $328.8 million in the first nine months of 2010, a decrease of 4.3 percent over the same period of 2009. The decrease in T&D segment revenues was the result of a decrease in revenues from both small and large transmission projects, partially offset by an increase in revenues generated from distribution projects and medium-sized transmission projects (between $3.0 million and $10.0 million in contract value). The C&I segment reported revenues of $113.1 million in the first nine months of 2010, a slight decrease of 1.0 percent over the same period of 2009.

Consolidated gross profit decreased to $48.9 million, or 11.1 percent of revenues, in the first nine months of 2010, compared to $56.5 million, or 12.3 percent of revenues, for the first nine months of 2009. The decrease in gross profit in the first nine months of 2010 compared to the same period of 2009 was primarily attributed to an overall reduction in contract margins on smaller T&D projects of approximately $6.0 million, which was mostly due to margin pressure from increased competition.

For the first nine months of 2010, net income was $10.0 million, or $0.48 per diluted share, compared to net income of $13.0 million, or $0.63 per diluted share, for the same period of 2009. EBITDA in the first nine months of 2010 was $28.6 million, or 6.5 percent of revenues, compared to $30.4 million, or 6.6 percent of revenues, for the same period of 2009. The decrease in EBITDA as a percentage of revenues was mainly due to a decrease in gross profit margin as discussed above, which was partially offset by an increase in depreciation cost.

Backlog

As of September 30, 2010, MYR’s backlog was approximately $195.1 million, consisting of $115.6 million in the T&D segment and $79.5 million in the C&I segment. Total backlog decreased $56.5 million, or 22.5 percent, from $251.6 million reported at September 30, 2009. The decrease in backlog comparing the third quarter of 2010 to the third quarter of 2009 was primarily related to the contract completion process and the resulting revenue recognition of a few significant transmission projects that were awarded in the latter half of 2008. These significant projects had not been replaced with projects of similar size as of September 30, 2010.

Total backlog at September 30, 2010 was $4.5 million lower as compared to the $199.6 million backlog reported at June 30, 2010. T&D backlog decreased $8.5 million, or 6.9 percent, while C&I backlog increased $4.0 million, or 5.3 percent, compared to backlog at June 30, 2010.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog and, therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of September 30, 2010, MYR had cash and cash equivalents of $39.2 million and total long-term debt of $30.0 million under a term loan. The Company also had a $75 million revolving credit facility, which had a $15.0 million letter of credit outstanding against the total credit available at September 30, 2010. MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, matures on August 31, 2012.

Non-GAAP Financial Measures

To assist investors’ understanding of the Company’s financial results, MYR has provided EBITDA in this release. EBITDA is a measure not recognized by generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on the Company’s results. A reconciliation of EBITDA to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host a conference call to discuss its third-quarter and first nine-months 2010 results on Tuesday, November 9, 2010, at 10 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Monday, November 15, 2010 at 11:59 p.m. Eastern time, by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID 20142113. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until November 15, 2010.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Unaudited Consolidated Balance Sheets

As of December 31, 2009 and September 30, 2010

(in thousands, except share and per share data)	December 31, 2009	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$37,576	$39,181
Accounts receivable, net of allowances of $1,114 and $1,157, respectively	100,652	97,830
Costs and estimated earnings in excess of billings on uncompleted contracts	30,740	38,070
Deferred income tax assets	10,186	10,608
Receivable for insurance claims in excess of deductibles	8,082	8,346
Refundable income taxes	3,036	1,542
Other current assets	3,308	1,690
Total current assets	193,580	197,267
Property and equipment, net of accumulated depreciation of $33,566 and $43,850, respectively	88,032	89,719
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,553 and $1,804, respectively	11,539	11,288
Other assets	1,899	1,850
Total assets	$341,649	$346,723
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,880	$37,017
Billings in excess of costs and estimated earnings on uncompleted contracts	25,663	26,412
Accrued self insurance	33,100	33,834
Other current liabilities	22,122	17,054
Total current liabilities	120,765	114,317
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	15,870	15,480
Other liabilities	899	882
Total liabilities	167,534	160,679
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2009 and September 30, 2010	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,807,421 and 19,971,574 shares issued and outstanding at December 31, 2009 and September 30, 2010, respectively	198	199
Additional paid-in capital	142,679	144,573
Retained earnings	31,238	41,272
Total stockholders’ equity	174,115	186,044
Total liabilities and stockholders’ equity	$341,649	$346,723

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2009 and 2010

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2009	2010	2009	2010
Contract revenues	$162,035	$152,767	$457,893	$441,941
Contract costs	141,320	135,731	401,368	393,023
Gross profit	20,715	17,036	56,525	48,918
Selling, general and administrative expenses	12,590	11,023	35,925	32,635
Amortization of intangible assets	84	84	251	251
Gain on sale of property and equipment	(128)	(278)	(338)	(724)
Income from operations	8,169	6,207	20,687	16,756
Other income (expense)
Interest income	27	14	201	37
Interest expense	(208)	(398)	(649)	(809)
Other, net	(68)	(31)	(179)	(114)
Income before provision for income taxes	7,920	5,792	20,060	15,870
Income tax expense	2,151	1,891	7,093	5,836
Net income	$5,769	$3,901	$12,967	$10,034
Income per common share:
—Basic	$0.29	$0.20	$0.66	$0.51
—Diluted	$0.28	$0.19	$0.63	$0.48
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,775	19,915	19,739	19,868
—Diluted	20,763	20,776	20,690	20,766

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Nine Months Ended September 30, 2009 and 2010

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2009	2010	2009	2010
Cash flows from operating activities:
Net income	$5,769	$3,901	$12,967	$10,034
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	3,307	3,969	9,603	11,718
Amortization of intangible assets	84	84	251	251
Stock-based compensation expense	231	394	693	1,210
Excess tax benefit from stock-based awards	(241)	(1)	(241)	(149)
Deferred income taxes	129	(812)	129	(812)
Gain on sale of property and equipment	(128)	(278)	(338)	(724)
Other non-cash items	22	22	64	64
Changes in operating assets and liabilities
Accounts receivable, net	(14,511)	(5,700)	(7,617)	2,822
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,545)	(8,258)	(6,704)	(7,330)
Receivable for insurance claims in excess of deductibles	47	49	113	(264)
Other assets	165	1,341	1,265	3,246
Accounts payable	2,798	1,272	11,358	(4,213)
Billings in excess of costs and estimated earnings on uncompleted contracts	112	2,636	(7,235)	749
Accrued self insurance	305	(237)	1,091	734
Other liabilities	(859)	504	(6,136)	(5,047)
Net cash flows provided by (used in) operating activities	(7,315)	(1,114)	9,263	12,289
Cash flows from investing activities:
Proceeds from sale of property and equipment	261	280	548	751
Purchases of property and equipment	(5,216)	(4,950)	(20,252)	(12,082)
Net cash flows used in investing activities	(4,955)	(4,670)	(19,704)	(11,331)
Cash flows from financing activities:
Payments of capital lease obligations	(12)	(6)	(25)	(38)
Employee stock option transactions	204	30	338	536
Excess tax benefit from stock-based awards	241	1	241	149
Equity financing costs	(22)	—	(33)	—
Net cash flows provided by financing activities	411	25	521	647
Net increase (decrease) in cash and cash equivalents	(11,859)	(5,759)	(9,920)	1,605
Cash and cash equivalents:
Beginning of period	44,015	44,940	42,076	37,576
End of period	$32,156	$39,181	$32,156	$39,181

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Nine Months Ended September 30, 2009 and 2010

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2009	2010	2009	2010

Summary Data:
Contract revenues	$162,035	$152,767	$457,893	$441,941
Gross profit	$20,715	$17,036	$56,525	$48,918
Income from operations	$8,169	$6,207	$20,687	$16,756
Net income	$5,769	$3,901	$12,967	$10,034

Income per common share (1):
- Basic	$0.29	$0.20	$0.66	$0.51
- Diluted	$0.28	$0.19	$0.63	$0.48

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,775	19,915	19,739	19,868
- Diluted	20,763	20,776	20,690	20,766

Reconciliation of Net Income to EBITDA:
Net income	$5,769	$3,901	$12,967	$10,034
Interest expense (income), net	181	384	448	772
Provision for income taxes	2,151	1,891	7,093	5,836
Depreciation and amortization	3,391	4,053	9,854	11,969
EBITDA (2)	$11,492	$10,229	$30,362	$28,611

(1)                     The Company calculates net income per common share in accordance with ASC 260, Earnings Per Share. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share are computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2)                    EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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